UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

THE STRIDE RITE CORPORATION

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Additional Materials Filed Pursuant to Rule 14a-6

This filing consists of a letter from The Stride Rite Corporation to its shareholders.

IMPORTANT MERGER VOTE

TIME IS SHORT – PLEASE ACT TODAY!

August 6, 2007

Dear Fellow Shareholder:

According to our latest records, we have not received your voting instructions for the important special meeting of shareholders of The Stride Rite Corporation (“Stride Rite”), to be held on Thursday, August 16, 2007. Just recently, the two leading independent proxy advisory firms, Institutional Shareholder Services, Inc. (“ISS”) and Glass Lewis & Co., LLC each recommended that their institutional clients vote FOR the approval of the merger agreement. Your vote is extremely important, regardless of the number of shares of Stride Rite common stock that you own.

Please mark, sign, date and return your proxy card as soon as possible in the postage paid return envelope provided.

If the merger agreement is approved and the merger is completed, each outstanding share of Stride Rite common stock will be entitled for the right to receive $20.50 in cash, without interest and less any applicable withholding taxes. For the reasons set forth in the proxy statement, dated July 12, 2007, your Board of Directors unanimously recommends that you vote “FOR” the merger agreement and “FOR” the proposal to adjourn the meeting, if necessary, to solicit additional proxies. We respectfully request that you vote your shares at your earliest convenience.

If you have any questions or need assistance voting your shares, please call D.F. King & Co., Inc. toll free at (800) 269-6427.

On behalf of your Board of Directors, thank you for your cooperation and continued support.

Sincerely,

/s/ David M. Chamberlain

David M. Chamberlain

Chairman of the Board and Chief Executive Officer